Exhibit 99.1

For Immediate Release

Summit Brokerage Announces Reorganization into Holding Company Structure

Boca Raton, Florida – March 1, 2004. . . .Summit Brokerage Services, Inc. (OTCBB: SUBO) announced today that on February 26, 2004, its shareholders approved the creation of a holding company structure whereby Summit Brokerage Services, Inc. (“SBS”), would become a wholly-owned subsidiary of Summit Financial Services Group, Inc. (“SFSG”). All shareholders of SBS will instead be shareholders of SFSG and the common stock of SBS currently being traded on the OTCBB under the symbol SUBO will instead be traded on the OTCBB as SFSG common stock under the new symbol “SFNS”, effective March 2, 2004.

In commenting on the transaction, Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated, “the reorganization will provide the Company with greater flexibility for expansion and broaden the alternatives available for future financings. In fact, almost every other publicly traded financial services firm is organized in a holding company structure.”

In connection with the reorganization, SFSG will, on March 2, 2004, become the publicly traded entity and reporting company under the Securities Exchange Act of 1934, as amended, and all future reports filed with the Securities and Exchange Commission will be filed by SFSG. SBS will be a wholly-owned subsidiary of SFSG, and will remain the operating company and securities brokerage firm. As part of the reorganization, each share of SBS will automatically convert into and be deemed a share of SFSG, with the same number of total shares outstanding pre- and post-reorganization.

Summit Brokerage, which provides financial services through its network of approximately 150 financial advisors in over 70 locations throughout the United States, is a licensed, registered securities broker/dealer, and is a member of the National Association of Securities Dealers, Inc. (NASD) and the Securities Investor Protection Corporation (SIPC).

For further information, please contact Steven Jacobs at (800) 226-2660 or 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from those expected are discussed from time to time in reports filed by Summit with the Securities and Exchange Commission, including risks summarized in the latest Summit Annual Report on Form 10-KSB. Summit undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.